UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 5, 2011

MINDSPEED TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31650	01-0616769
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660-3095
(Address of Principal Executive Offices) (Zip Code)
(949) 579-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective January 5, 2011, Mindspeed Technologies, Inc. (“Company”) entered into a Standstill and Voting Agreement (“Standstill Agreement”) with Artis Capital Management, L.P. (“Artis Capital”) and certain investment funds managed by Artis Capital (collectively with Artis Capital, “Stockholders”).
The Standstill Agreement was entered into in connection with that certain Section 382 Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, dated as of August 9, 2009, as amended from time to time (the “Rights Agreement”). The Rights Agreement was adopted by the Company to preserve certain important tax assets, which would be adversely affected in the event of an Ownership Change (as defined in Section 382 of the Internal Revenue Code (“Section 382”)).
Artis Capital informed the Company that the Stockholders owned 1,616,426 shares of the Company’s Common Stock as of November 24, 2010, which represented 4.99% of the Company’s Common Stock on such date.
Pursuant to the terms of the Standstill Agreement, the Stockholders may acquire additional shares (the “Additional Shares”) of Company Stock (as defined in the Rights Agreement) so long as: (i) the collective beneficial ownership of the Stockholders as a group does not exceed 14.9% of the Company Stock at the time of the acquisition of the Additional Shares; (ii) the Stockholders have complied with and are in compliance with all of the provisions of the Standstill Agreement at all times prior to and as of the acquisition of any Additional Shares; and (iii) the acquisition of Additional Shares would not result in any Stockholder, its Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) or any investors in the Stockholder, its Affiliates or Associates or an investor in any Stockholder, as a group being a “5% shareholder” of the Company for purposes of Section 382.
Additionally, the Stockholders agreed that: (i) no transfer of shares of Company Stock between and among Stockholders shall be permitted if, as a result of any such transfer, any Stockholder shall become the beneficial owner of shares of Company Stock in an amount that would result in such Stockholder being a “5% shareholder” of the Company for purposes of Section 382; and (ii) no Stockholder will permit an investor in a Stockholder to acquire interests in any other Stockholder if as a result of such acquisition such investor would become a “5% shareholder” of the Company for purposes of Section 382.
Under the Standstill Agreement, each Stockholder agreed, among other things: (i) that at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) any and all shares of Company Stock that the Stockholder has the power to vote in excess of 4.9% of the outstanding shares of Company Stock (“Voting Shares”) in accordance with the recommendations of, or instructions provided by, the Board of Directors (the “Board”); and (ii) granted representatives of the Company proxies to vote the Voting Shares in accordance with such instructions.
Each Stockholder further agreed that it will not, in any manner, directly or indirectly, (except: (i) pursuant to a negotiated transaction approved by the Board; (ii) as may otherwise be approved by the Board; or (iii) as may otherwise be permitted by the Standstill Agreement):
•	make, effect, initiate, cause or participate in: (i) any acquisition of beneficial ownership of any securities of the Company or any securities of any subsidiary or other Affiliate or Associate of the Company; (ii) any Company Acquisition Transaction (as defined in the Standstill Agreement); or (iii) any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) or consents with respect to any securities of the Company, or take any action which might require the Company to make a public announcement regarding any of these types of matters;

•	nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

•	request or propose that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of standstill provisions of the Standstill Agreement;

•	agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in the standstill provisions of the Standstill Agreement;

•	assist, induce or encourage any other person to take any action referred to in the standstill provisions of the Standstill Agreement; or

•	enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in the standstill provisions of the Standstill Agreement.
Subject to and in reliance upon the representations, warranties and obligations of the Stockholders under the Standstill Agreement, the Board and the Company confirmed that as of the effective date of the agreement, neither Artis Capital nor any other Stockholder, including their respective Associates and Affiliates, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) and that such confirmation will remain in effect for so long as each Stockholder complies with the terms of the Standstill Agreement.
The above description of the Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Standstill and Voting Agreement, effective as of January 5, 2011, by and between Mindspeed Technologies, Inc., Artis Capital Management, L.P., and certain other direct and beneficial holders of the Company’s Common Stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.
Date: January 7, 2011	By:	/s/ Bret W. Johnsen
Bret W. Johnsen
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Standstill and Voting Agreement, effective as of January 5, 2011, by and between Mindspeed Technologies, Inc., Artis Capital Management, L.P., and certain other direct and beneficial holders of the Company’s Common Stock.